Exhibit 99.1
Spirit Airlines Reports October 2017 Traffic

MIRAMAR, Fla., (November 8, 2017) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for October 2017.

Traffic (revenue passenger miles) in October 2017 increased 21.6 percent versus October 2016 on a capacity (available seat miles) increase of 21.2 percent. Load factor for October 2017 was 83.2 percent, an increase of 0.3 percentage points compared to October 2016.

Preliminary Traffic Results

	October 2017	October 2016	Change
Revenue passenger miles (RPMs) (000)	2,101,793	1,728,001	21.6%
Available seat miles (ASMs) (000)	2,527,010	2,085,175	21.2%
Load factor	83.2%	82.9%	0.3 pts
Passenger flight segments	2,053,626	1,730,928	18.6%
Average stage length (miles)	1,005	970	3.6%
Total departures	13,937	12,176	14.5%

	YTD 2017	YTD 2016	Change
Revenue passenger miles (RPMs) (000)	20,387,382	17,947,095	13.6%
Available seat miles (ASMs) (000)	24,378,799	20,994,802	16.1%
Load factor	83.6%	85.5%	(1.9) pts
Passenger flight segments	20,136,366	17,999,324	11.9%
Average stage length (miles)	993	977	1.6%
Total departures	137,429	123,671	11.1%

Preliminary Operational Performance

October 2017
On-Time Performance[1]	87.1%
Systemwide Completion Factor	99.4%

1As defined by the Department of Transportation

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 440 daily flights to 60 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

###